List Solutions, Inc.
10045 Red Run Blvd. Suite 140
Owings Mills, MD 21117
855-545-0251

June 13, 2014

Dear List Solutions Family,

Please accept this letter as my official resignation as President and Treasurer of List Solutions, Inc.  This will take effect on June 20, 2014. For the seven (7) days following the signed date on this letter, I will be holding interviews to replace my positions and responsibilities.

This was not an easy decision to make and I appreciate all of the experience and knowledge I have gained working with each of you.  To make this a smooth transition, I will make myself available for up to sixty (60) days after June 20, 2014 to train whomever will be replacing my positions as President and Treasurer of List Solutions, Inc.

It is my responsibility to the company that whomever is named as the new President and Treasurer will posses, maintain, and uphold List Solution’s corporate values and have the ability to carry out the company mission.

Thank you for all of your hard work and dedication to achieve success.

Best Regards,

Thomas VanBuskirk, President and Treasurer
List Solutions, Inc.